(Exhibit 99)

COMPANY CONTACT:	Roger S. Hendriksen	FOR IMMEDIATE RELEASE
	(419) 427-4768	July 22, 2004

Cooper Tire & Rubber Company Reports
All-time Record Sales, Improved Earnings

Second Quarter Highlights

*	Sales increased 18 percent to an all-time record $992 million

*	Net income increased 163 percent to $33 million

*	Earnings per share increased 159 percent to 44 cents

*	Total tire unit sales increased 10 percent

*	Tire revenue increased 19 percent

*	Tire operating profit increased 94 percent

*	Automotive group revenue increased 17 percent

*	Automotive group operating profit increased 72 percent

Findlay, Ohio, July 22, 2004 — Cooper Tire & Rubber Company (NYSE:CTB) today reported that sales in the second quarter of 2004 reached a new all-time record of $992 million, an increase of 18 percent compared to the second quarter of 2003. The Company reported second quarter net income of $33 million, an increase of 163 percent compared to the same period a year ago. Earnings per share for the second quarter of 2004 were 44 cents compared to 17 cents in the second quarter of 2003, for a year-over-year increase of 159 percent. These results include the impact of $5 million, 4 cents per share, in restructuring charges. Excluding these charges, earnings per share were 49 cents. Restructuring charges in the second quarter of 2003 were 2 cents per share.

The improved results were achieved on continued strong sales of new products, higher overall production volumes, and the benefits of on-going lean initiatives in both operating groups. Additionally, tire price increases implemented during the first half of the year served to partially offset the negative impact of rising raw material costs and were a significant positive factor in the quarter.

For the first six months of the year, the Company had record net sales of $2 billion, an increase of 20 percent over the same period a year ago. Net income in the first half of 2004 was $57 million compared to $28 million in the first half of 2003 and earnings per share were 76 cents in the first six months of 2004 compared to 38 cents in the first six months of 2003. The first half results included $10 million, 8 cents per share, in restructuring charges. Excluding these charges, earnings per share were 84 cents. Restructuring charges in the first half of 2003 were 3 cents per share.

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In commenting on the quarterly results, Cooper chairman, president and chief executive officer Thomas A. Dattilo said, “We are very pleased with another quarter of all-time record sales. The improvement in earnings is the result of a great deal of effort and focus to implement our plans and strategies around the world. This includes launching new automotive business and platforms, restructuring our facilities, and developing and producing hundreds of new tire products. We have asked a lot of our people and they have responded. Both sides of our business saw solid improvements.”

Tire Group Operations

Net sales for Cooper’s tire operations in the second quarter were $515 million, a new second quarter record and an increase of 19 percent compared to the second quarter of 2003. The increase in sales was partly the result of improving conditions and market demand overall. More significantly, however, demand for Cooper’s products has increased as a result of new product introductions, specifically in the high performance and light truck market segments, and expanding business with new and existing high-growth customers. This combination enabled Cooper to continue to gain share in the light vehicle replacement tire market during the quarter. The Company’s unit shipments of light vehicle replacement tires in the United States were up nearly 10 percent while industry shipments increased approximately 5 percent. Cooper’s unit sales of high performance and ultra-high performance tires increased 29 percent and unit sales of SUV and light truck tires increased 31 percent.

Operating profit in the Tire Group was $26 million, up 94 percent over last year. This increase was driven primarily by higher unit volumes and improved price and mix. These were partially offset by higher raw material costs, increased advertising expenditures, volume-related customer incentives, higher product liability expense and increases in operating complexities.

For the first six months of the year, Cooper’s Tire Group sales were $1 billion, up 21 percent compared to $828 million in sales during the first half of 2003. Operating profit for the Tire Group was $42 million in the first half, an increase of 41 percent compared to $30 million recorded in the same period a year ago.

Year-to-date, the Company’s tire unit volumes in North America are up more than 9 percent while industry volumes are up approximately 6 percent.

Automotive Group Operations

Net sales for Cooper-Standard Automotive were $485 million in the second quarter of 2004, marking a new second quarter record and an increase of 17 percent compared to $413 million in the second quarter of last year. Automotive Group sales in North America increased more than 14 percent, significantly outpacing the industry growth in light vehicle production which increased by approximately 2 percent. The strong sales in North America were driven largely by the ramp up of new business which contributed approximately $50 million during the quarter.

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Sales outside of North America increased by nearly 24 percent as a result of higher production volumes, new business and the positive impact of foreign exchange rates.

Operating profit for Cooper-Standard Automotive was $44 million for the quarter, up 72 percent compared to last year. New business, higher production volume, improved operating efficiencies, and savings from lean manufacturing programs were important factors in improving operating margins. These were partially offset by higher raw material costs and customer price-downs.

For the first six months of 2004, net sales for Cooper-Standard Automotive were $982 million, an increase of more than 20 percent over the first half of 2003. Operating profit was $83 million in the first half of 2004, an increase of 70 percent compared to the same period a year ago.

During the quarter, Cooper-Standard Automotive was awarded contracts for $72 million in net new business that will begin production during the next 5 years. Total new business awarded during 2004 is $98 million.

Outlook

Providing some insight into the Company’s outlook for the second half of the year, Mr. Dattilo commented, “After a great start to the year, our challenge will be to finish even stronger. Seasonally, the third quarter is always the toughest in the automotive industry. We still expect light vehicle production to slightly exceed 16 million units in North America and 20 million units in Europe for the year and we do not expect more than a typical seasonal impact on our automotive operations.

“We continue to explore the possibility of the sale of our automotive components business and that effort is progressing largely as we expected. At the same time, we remain focused on serving our customers and running this business and we expect that Cooper-Standard will continue to perform well and deliver solid results in the second half.

“In our tire operations, we expect demand for our products to remain strong in the second half of the year as we enter the peak selling season. Our customers continue to want more of our tires than we can currently produce. We are addressing the supply side of the equation through our sourcing arrangements in Asia and by expanding production capacity in all of our North American plants. These expansions are underway with new equipment having been installed and more already on site or in transit to our plants. New equipment installations will continue through the end of the year.

“Raw material costs remain stubbornly high and appear to be moving yet higher through the rest of 2004. Prices for natural rubber appear to have leveled off but steel and petroleum-based products and most other commodities we buy are still going up. This will continue to be a major issue for our company and our industry and we will need to offset these higher costs through our lean savings initiatives, improving our efficiency and through additional tire price increases.

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“Building on what we accomplished in the second quarter and considering both the challenges and opportunities in the coming months, our expectations for the third quarter are for continued improvement in our tire operations and earnings for the Company in the range of 35 to 40 cents,” Dattilo concluded.

Company Description

Cooper Tire & Rubber Company, headquartered in Findlay, Ohio, specializes in the manufacture and marketing of products for the global automotive industry. Products include automotive, motorcycle and truck tires, inner tubes, tread rubber and equipment, as well as sealing, trim, NVH control systems and fluid handling systems. Cooper has more than 20,000 employees and 52 manufacturing facilities in 13 countries. For more information, visit the Company’s web site at: www.coopertireandrubber.com.

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability of the Tire segment to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	unexpected costs and charges, including those associated with new vehicle launches;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas, and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

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•	increased pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	the cyclical nature and overall health of the global automotive industry, and the impact of the inability of the Company’s customers to meet their sales and production goals;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the impact of the disposition of Cooper-Standard Automotive;

•	the inability of either segment to execute the cost reduction/Asian strategies outlined by each for the coming year; and

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission.

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Six Months Ended
	June 30		June 30
	2003	2004	2003	2004
Net sales	$839,583	$991,754	$1,634,410	$1,966,220
Cost of products sold	737,861	848,625	1,431,371	1,696,076

Gross profit	101,722	143,129	203,039	270,144
Selling, general and administrative	61,659	70,170	123,805	140,161
Restructuring charges	2,887	5,181	3,954	9,601

Operating profit	37,176	67,778	75,280	120,382
Interest expense	18,391	16,934	35,107	33,137
Other — net	(910)	(993)	(3,429)	(1,417)

Income before taxes	19,695	51,837	43,602	88,662
Provision for taxes	6,971	18,402	15,697	31,475

Net Income	$12,724	$33,435	$27,905	$57,187

Basic earnings per share	$0.17	$0.45	$0.38	$0.77
Diluted earnings per share	$0.17	$0.44	$0.38	$0.76
Weighted average shares outstanding
Basic	73,602	74,432	73,581	74,241
Diluted	72,923	75,444	73,866	75,243
Depreciation	$44,738	$45,697	$88,842	$92,582
Amortization of intangibles	$1,289	$1,086	$2,225	$2,194
Capital expenditures	$37,159	$46,279	$72,854	$83,713
Segment information
Net Sales
Tire	$431,723	$514,600	$827,657	$999,710
Automotive	413,158	484,970	817,359	981,954
Eliminations	(5,298)	(7,816)	(10,606)	(15,444)
Segment profit
Tire	13,576	26,403	29,891	42,138
Automotive	25,661	44,024	48,788	83,156
Unallocated corporate charges and eliminations	(2,061)	(2,649)	(3,399)	(4,912)

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CONSOLIDATED BALANCE SHEETS

	June 30
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$22,880	$29,279
Accounts receivable	614,515	674,245
Inventories	325,695	333,081
Prepaid expenses, deferred income taxes and other	57,908	70,628

Total current assets	1,020,998	1,107,233
Property, plant and equipment	1,210,463	1,183,827
Goodwill	429,369	429,792
Intangibles and other assets	206,267	204,810

	$2,867,097	$2,925,662

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$86,979	$27,012
Trade payables and accrued liabilities	448,897	530,854
Income taxes	—	9,593
Current portion of debt	15,296	2,831

Total current liabilities	551,172	570,290
Long-term debt	879,116	776,997
Postretirement benefits other than pensions	215,228	225,363
Other long-term liabilities	237,278	254,525
Deferred income taxes	6,635	20,826
Stockholders’ equity	977,668	1,077,661

	$2,867,097	$2,925,662

These interim statements are subject to year-end adjustments.